Exhibit 10.16

January 8, 2020

Mr. Chad Myers

***

Dear Chad:

Thank you for taking the time to speak with me last week about potential future roles. This letter confirms my preferred role for you through 2020.

1.

You will serve as Vice Chair of Jackson Holdings LLC (“Jackson”), reporting to the Chair. You will transition into this role upon the commencement of employment of a successor Chief Financial Officer for Jackson National Life Insurance Company (“Jackson National”), which is expected to occur on February 24, 2020. You may also be appointed to serve as an officer or director of entities affiliated with Jackson, and as a member of, or advisor to, management committees, consistent with your role.

In your role, you are expected (a) to oversee the entities providing asset management services to Jackson National, including PPM and JNAM, (b) to assist with the onboarding of the successor CFO of Jackson National, (c) to continue to assist Jackson National, as reasonably requested, with the management of its asset liability, liquidity, and economic and statutory capital management programs, and (d) to assist the Chair on other related matters and projects, as reasonably requested.

Unless otherwise mutually agreed, the following sets forth the terms of your new role through December 31, 2020.

2.	Your base salary shall be $680,000 per year payable in bi-weekly installments subject to normal withholding deductions for taxes, fringe benefits, and similar items.

3.

You will be eligible to receive an annual bonus for your service in 2019 sourced from the Jackson senior management bonus pool. Your target bonus for 2019 remains $4,281,048, but is subject to company and individual performance through the remainder of the year and the size of the bonus pool that is ultimately agreed with Prudential plc.

You will receive an annual bonus for your service in 2020 of $4,500,000.

The bonuses above are normally paid in March of the year following the performance year. For example, your 2020 bonus is expected to be paid in March 2021. Except as provided in paragraph 8, below, to receive an annual bonus, you must remain actively employed with Jackson in good standing on the date such bonus is paid.

4.

You will be eligible to participate in the Prudential Long Term Incentive Plan (PLTIP) during the 2020 grant year, subject to your continued employment and paragraph 8, below. Awards are discretionary and when awarded consist of shares of Prudential ADRs, which are traded on the New York Stock Exchange, with each ADR representing two shares of Prudential plc stock (PRU

Mr. Chad Myers January 8, 2020 Page 2

on the London exchange). Your award for th 2020 grant year will have a notional value of $3,600,000. PLTIP awards vest after a three-year performance cycle, with the number of ADRs vesting dependent upon company performance over the performance period. Achievement well above target levels is required for 100% of the ADRs awarded to vest. A minimum level of achievement is required for any of the ADRs to vest, and there is no guarantee that any ADRs will vest. In the event this description of the PLTIP and your eligibility to participate is inconsistent with the PLTIP documents describing the PLTIP, approved from time to time by the appropriate Prudential plc board and/or committee, the board- and/or committee-approved documents exclusively shall govern.

5.

In addition to the base salary and incentives above, you will remain eligible to participate in Jackson’s benefit packages, including group health insurance, group life insurance, disability income insurance, retirement benefits, paid time off, and a number of other programs. Jackson reserves the right to change any of its benefits and incentive plans and programs at any time.

6.	You will remain eligible to participate in Jackson’s qualified 401(k) plan and its Management Deferred Income Plan as described in the plan provisions.

7.	You will be compensated personal time off (PTO) at your current rate.

8.

Notwithstanding the continued employment provision of paragraphs 3, above, in the event that you are involuntarily terminated for reasons other than cause prior to the payment of the 2020 bonus described in paragraph 3, you will be paid a 2019 bonus at the time such bonus is paid to other senior executives of Jackson, and the 2020 bonus value described in paragraph 3 at the time of your termination.

9.

You will remain an “at will” employee of the Company, which means you are free to resign or leave employment at anytime, and the Company is free to terminate your employment at any time, with or without cause.

I sincerely hope this is acceptable to you, Chad. If so, please acknowledge your acceptance of this offer by signing, dating and returning a copy to me no later than January 9, 2020. Please contact me if you have any questions or would like additional information.

Sincerely,

Michael Falcon

Chair and Chief Executive Officer, Jackson Holdings LLC

I accept Jackson Holdings LLC’s offer on the above terms and conditions:

Chad Myers	Date